Exhibit 99.1

TRIMERIS INCORPORATED

Moderator: Steven Skolsky

March 10, 2005

5:00 pm CT

Operator:	Good afternoon and welcome to the Trimeris’ Fourth Quarter 2004 Earnings conference call.

This conference call may contain projections, estimates and other forward-looking statements that involve a number of risks and uncertainties including those discussed in the Trimeris’ filings with the Securities and Exchange Commission.

Among the factors that could cause actual results to differ materially are the following. There is uncertainty regarding the success of our research and development activities, regulatory authorizations and product commercialization. The results of our previous clinical trials are not necessarily indicative of future clinical trials. Our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects.

For a complete description of these risks see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 12, 2004, and as periodic reports filed with the SEC. Actual manufacturing and commercialization results may differ from previous results and current projections.

While the information presented during this call represents management’s current judgment on the future direction of the company’s business, such risks and uncertainties could cause actual operating results to differ materially from any future performance suggested herein.

Trimeris undertakes no obligation to update these forward-looking statements to reflect the events or circumstances arising after the date hereof.

I would now like turn the call over to Mr. Skolsky. Please go ahead.

Steven Skolsky:	Thanks for joining us this evening for our Fourth Quarter 2004 Earnings conference call.

We welcome those of you participating by phone as well as those of you listening over the Internet. Notice of this call was included in our press release this afternoon and on March 2, 2005.

I would now like to introduce those members of the Trimeris team with me here on the call. Dani Bolognesi, our Chief Scientific Officer, Bob Bonczek, Chief Financial Officer, Walter Capone, Vice President of Commercial Operations, Barney Koszalka, Executive Vice President of Scientific Operations, and Andrew Graham, Director of Finance.

During today’s call, I will address our operating results for the fourth quarter and for the fiscal year 2004, as well as outline our goals and expectations for 2005.

Among the more significant developments in 2004 was the growth in FUZEON sales seen in North America and worldwide, the resulting improvement in our cash burn, the enhanced focus on our commercialization efforts and our successful R&D efforts, which have yielded a lead peptide candidate and a backup series of next-generation fusion inhibitors for the treatment of HIV/AIDS.

Let me first comment on our financial results as detailed in the press release. For the fourth quarter of 2004 we reported a loss of $5.7 million or 27 cents loss per share compared with a loss of $15.1 million or a 70 cent per share loss in the fourth quarter of 2003.

For the year ended 2004 we reported a loss of $40.1 million or $1.86 loss per share compared with a loss of $65.7 million or a $3.06 loss per share in 2003.

The $40.1 million loss in 2004 includes approximately $10.3 million in nonrecurring charges.

These positive results were primarily driven by increased FUZEON sales, decreased selling and marketing expenses for FUZEON, decreased costs associated with clinical trial expenses and our post-approval commitments to the FDA for FUZEON, offset in part by increases in our general and administrative expenses.

Cash and investments totaled 48.4 million at December 31, 2004 compared to 92.2 million at December 31, 2003.

2004, the first full year of FUZEON sales, worldwide sales of FUZEON were $135 million, demonstrating growth of nearly $100 million over the previous year.

Sales in the U.S. accounted for the majority of revenues and growth in 2004, totaling $82.3 million compared to $28.3 million in 2003.

Significant growth also occurred across major European markets in 2004, namely France, Spain and Italy, as regulatory approval and full reimbursement were achieved.

Sales outside of North America, driven mainly by results of these major markets, reached almost $50 million in 2004 compared to $8 million in 2003.

Results for the fourth quarter of 2004 reflected steady continued growth in FUZEON sales, reaching nearly $40 million — an increase of 18% over the $34 million level achieved in the third quarter of 2004.

U.S. fourth quarter sales were 15% higher than in the third quarter, reaching $24.2 million.

Ex-U.S. sales grew by 19% to $15 million in the fourth quarter compared to the previous quarter.

On a kit basis, total U.S. and Canada unit sales of FUZEON grew 18% from approximately 14,600 kits in the third quarter to approximately 17,200 kits in the fourth quarter.

The average on-hand inventory in the fourth quarter of 2004 rose to the level of 3,000 kits compared to the 2,000 kit level seen in the third quarter of 2004. This rise reflects the similar wholesale purchase patterns we had seen in 2003.

For 2005, our expectations are as follows: Net sales of FUZEON in the U.S. and Canada is expected to range from $100 million to $120 million.

Our share of sales and marketing expenses related to FUZEON is expected to range from $18 million to $23 million.

Total research and development costs including post-marketing commitments expense is expected to range from $14 million to $19 million.

And total general and administrative expense, excluding sales and marketing expense related to FUZEON, is expected to range from $9 million to $12 million.

And finally, our net loss is expected to range from $8 million to $13 million. As a result, we expect cash burn for 2005 to range from $12 million to $18 million excluding any extraordinary items, or additional development programs that might arise out of our efforts to expand our product pipeline.

This represents a significant reduction from the $43.8 million seen in 2004, which includes cash payments of approximately $8 million related to nonrecurring items.

A continued increase in sales combined with an ongoing reduction in our expenses related to post-approval clinical commitments for FUZEON gives us confidence that our cash position will enable us to operate our business for at least two years.

The guidance I just provided is subject to final agreement with Roche on our budget and expenses for research and development, selling and marketing expenses and manufacturing.

The momentum of FUZEON uptake and use continued for the fourth quarter of 2004 on a worldwide basis.

Progressive achievements were seen throughout the year, ranging from full reimbursement approval in Spain and Italy to expanded distribution of FUZEON through all specialty and retail pharmacies in the U.S., to clinical data analyses substantiating FUZEON’s role in triple-class experienced patients, helped to fuel the steady growth.

In the fourth quarter of 2004, we presented the first in a series of data pointing to a powerful new treatment strategy for triple-class experienced patients, namely that FUZEON plus active boosted protease inhibitors deliver two-fold greater viral suppression than the current gold standard boosted protease inhibitor-based regimens alone.

Our findings were subsequently validated at the 12th CROI meeting in Boston with clinical studies of TMC114 and tipranavir. Treatment experienced patients receiving FUZEON in separate studies of these investigational drugs, achieved the highest levels of HIV suppression.

After 24 weeks of therapy, 2/3 of patients receiving FUZEON plus TMC114 and ritonavir reached less than 50 copies of HIV, compared to only 1/3 who received TMC114 and ritonavir without FUZEON as part of their background regimen.

A similar proportion of FUZEON plus tipranavir/ritonavir patients achieved a greater than one log reduction in viral load after 24 weeks, compared to tipranavir/ritonavir without FUZEON.

This critical new information for FUZEON builds on the unprecedented data presented earlier in the year that highlighted the significant immunologic and virologic responses seen after six months on therapy, that were sustained through two years of treatment, and that earlier use of FUZEON leads to a two-fold greater clinical response while significantly reducing the risk to resistance to other anti-HIV drugs.

Taken together, this compelling data led to fundamental changes in FUZEON’s positioning within the International AIDS Society and Department of Health and Human Services treatment guidelines for use of anti-HIV drugs.

FUZEON is now recommended for use in treatment experienced HIV patients that require a change in therapy after second, third or fourth failure.

They caution clinicians not to delay FUZEON use to a point when a patient’s outcomes may be compromised by the inability to combine it with other active agents.

This growing body of data validates the role of FUZEON in providing triple-class experienced patients an opportunity heretofore seen only in patients first initiating HIV therapy — that is, the ability to fully suppress HIV replication.

It also forms the basis for our positioning and our promotion of FUZEON through 2005.

Against this impressive backdrop, our core marketing initiatives have focused on three primary objectives — expanding the adoption initiation of therapy with FUZEON, enhancing retention of patients on therapy, and ensuring broad access for individuals that have been prescribed FUZEON.

Our programs in these areas specifically address the issues pertaining to chronic use of an injectable therapy and compliment other more traditional marketing and sales efforts.

Core programs targeting patient adoption retention were implemented throughout 2004 and we were able to clearly discern the positive impact during the course of the year.

Directed physician and patient advertising assisted in achieving broader awareness and interest in FUZEON.

Concerted focus on patient-to-patient support groups has resulted in networks that are now available virtually in every major metropolitan area of the U.S. and provide valuable support to both patients and their clinicians.

These efforts are being augmented by an initiative that assesses patients’ outcome and the quality of life with FUZEON, which we plan to publish in mid 2005.

FUZEON Nursing Support Programs were also successfully implemented in 2004. The FUZEON Nurse Answer Center has worked with nearly 2,800 patients in 2004 on issues ranging from drug administration to the management of ongoing therapy and adherence support.

The Visiting Nurse Program has assisted nearly 300 patients in the first four months following initiation through the yearend of 2004.

Our success and experience with these programs will be applied to enhancing the type of nursing support available for patients in 2005.

These initiatives may in part account for a relative decrease in FUZEON discontinuation rate from approximately 27% in the first quarter of 2004 to now 22% in the fourth quarter.

We believe that these adherence and persistency programs will continue to improve patient retention from therapy initiation through the duration of treatment.

Making FUZEON accessible to practitioners and patients at any point in time was the focus of another important program, FUZEON Accelerated Simultaneous Access Program, or ASAP, which provides drugs for up to 60 days for patients who are starting treatment with an investigational anti-HIV agent in their early access programs.

Since its inception four months ago, we estimate that between 20% to 30% of patients in the tipranavir early access program have used the ASAP program.

Although a majority of health care providers participating in early access or drug development programs have been able to access FUZEON outside of ASAP, we believe this innovative program provides valuable support when needed and we are committed to continuing it throughout 2005.

The net result of the aforementioned and other programs, along with Roche’s ongoing field promotional efforts is significant. Prior to launch, only about 250 of the top 3,000 AIDS-treating physicians in the U.S. had any experience with FUZEON.

Today, the vast majority of physicians who regularly care for HIV infected patients in the U.S. have now prescribed FUZEON.

As mentioned above, we are seeing early indications of amelioration of the patient retention rates for FUZEON. The rates of FUZEON prescribing as measured by IMS have risen steadily from the beginning of 2004, paralleling the progression in sales growth.

Our medical education and promotional efforts throughout 2005 will leverage this progress along with anticipated data from investigational drugs demonstrating the ability to achieve full virologic suppression, enhanced clinical response rates and improved patient outcome by incorporating FUZEON at the core of their therapy.

Beyond what I’ve just described, our phase 3b4 initiatives have the same singular focus on enhancing a patient’s willingness and ability to initiate and remain on FUZEON-containing therapy.

These range from studies that evaluate the potential for once daily dosing, to new delivery systems including alternative smaller syringes and needle-free injection devices that may reduce the rate or severity of injection site reactions.

In addition, we are studying the effectiveness of FUZEON in less-treatment experienced patients than are in our registration trials and the use of FUZEON as replacement therapy to alleviate other anti-HIV drug related toxicities.

Late last year we demonstrated the feasibility and bioequivalence of FUZEON delivering a novel, needle-free injection system, the Biojector B2000.

Concurrently, results from a small, non-randomized cohort of FUZEON patients who completed one month of therapy with the B2000 system were also presented.

Preliminary findings from this cohort appear promising. In parallel to our ongoing regulatory discussions to include this needle-free system in FUZEON’s label, we are assessing a trial to compare the B2000 device with a standard needle and syringe in chronic patient self-administration.

Commencing in mid 2005, we plan to present the results of additional Phase 3B studies.

The first of these, called QUALITE, assesses the quality of life for patients receiving FUZEON therapy with a smaller, novel, thin-walled needle syringe system that may afford more consistent subcutaneous administration.

The T20-401 pilot trial of once daily administration of FUZEON versus standard twice daily regimens is ongoing, with data available in early 2006.

Two other trials, (Intense) and (Switchtox) are initiating and will evaluate the potential for use of FUZEON in earlier patient populations via an induction maintenance treatment approach, as well as the potential for substituting FUZEON in place of other classes of drugs to ameliorate toxic side effects exhibited in patients. Data from these studies are also expected in 2006.

In the R&D arena, we have made significant progress in the identification of a follow-up clinical candidate for FUZEON.

We have focused our efforts on two distinct peptide series that we believe will provide us with drug candidates that will show improvement over FUZEON in potency, pharmacokinetics and resistance barriers, leading to improved convenience and durability.

From the first series, we have identified a lead candidate that is significantly more potent than FUZEON with enhanced pharmacokinetic properties. Experiments in cell culture with this peptide to date demonstrate a greater barrier to generating resistant HIV virus than FUZEON.

We are in the process of scaling up the synthesis of this lead peptide for advanced formulation studies to determine if this molecule could in fact be delivered in a sustained release formulation.

Once these studies are successfully completed, we will declare this as a clinical candidate, leading to an IND submission in 2006.

In addition, we have identified a second series that we have designated as our backup series, which is clearly differentiated from the first. Molecules in this series have shown very impressive characteristics in their resistance profile in culture and so we are rapidly moving forward to identify a lead peptide candidate from this class. We are very excited that we have identified two distinct peptide series that are providing us molecules with properties that we can progress to clinical candidate status.

In conclusion, Trimeris’ 2004 year-end operating position is strong based upon the successes achieved with FUZEON. And the exciting developments seen in R&D throughout this year.

In 2005, I am optimistic that our focused sales, marketing and medical efforts will result in a continued steady growth for FUZEON and I anticipate significant progress in the strengthening of our pipeline. Overall, 2005 will be a year of further significant achievements for Trimeris.

I would now like to turn the call over to questions as time permits.

Operator:	At this time, ladies and gentlemen, I would like to remind everyone, if you would like to ask a question, please press star followed by the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Steve Harr with Morgan Stanley.

Steve Harr:	Yeah. I had a couple of questions. The first one goes to the guidance and when you talk about Trimeris’ share of sales and marketing.

Is it safe to assume then that you guys are back paying 50%? Or is there - are you guys below that and you’re accruing alone right now?

Steven Skolsky:	Steve, as you know, last year we had a special arrangement where we had a limit to how much marketing and sales spending we’d have, which was at the $10 million mark.

As I alluded to in my scripted comments, we are in the middle of negotiations with Roche as we speak, hence we provided a range. The most accurate I can give to you right now is that range is between the $18 million and $23 million range. The final split between the two is ultimately yet to be decided.

Steve Harr:	And that would assume that you are then paying less than 50% overall of total sales and marketing?

Steven Skolsky:	No. I wouldn’t make that assumption at all. It depends on where we fall into that range and what the final budget is decided on between the two parties.

Steve Harr:	All right. What - another question is related to the dropout rate. You mentioned that you had some success in bringing that down.

What currently is your dropout rate in the first three months of therapy? And then given the drug’s been on the market now for about a year and a half, do you have an average duration of therapy for new precribers?

Steven Skolsky:	I don’t have a specific figure where I can draw upon the average duration of therapy because when we moved from Chronimed we lost the ability to have that very close, intimate connection to patients in terms of tracking them longitudinally.

But the figures I referred to really refer to again, data coming through Chronimed where they can tap into a broad cohort of patients. And identify those patients that have dropped out after the first month.

What I referred to is the fact that that was closer to the 28% level, 27% level, at the beginning of 2004. And then decreased to the 22% level in the last quarter of the year.

Steve Harr:	All right. And then...

Steven Skolsky:	I would point out that that is very comparable to not only what you see with other anti-retroviral treatments but probably on par with what you see in a lot of chronic medicine’s first time initiation.

Steve Harr:	I actually had a couple more questions. I’ll jump back in the queue and then come back. Thanks.

Operator:	Your next question comes from Meg Malloy with Goldman Sachs.

Meg Malloy:	Thanks. I have just a couple of questions. First, maybe I missed it but did you give an R&D guidance line...

Steven Skolsky:	I did.

Meg Malloy:	Go ahead.

Steven Skolsky:	I did, Meg. It’s - the range is between 14 million to 19 million.

Meg Malloy:	Oh that’s R&D? So your SG&A figure includes post-marketing support and current...

Steven Skolsky:	That’s correct.

Meg Malloy:	Is that - that’s an “all-in” figure?

Steven Skolsky:	Yes.

Meg Malloy:	Okay. Fine. And could you comment at all on margins currently?

Steven Skolsky:	We’ve given guidance in the past. We’re going to give an indication of 50% margin and that’s - we’re comfortable giving that guidance on that.

Meg Malloy:	Okay. And then finally, could you give us an idea about what you think the likely path to getting the Bioject system in the label would be?

Steven Skolsky:	Yeah, Meg. That’s a good question. I would point around Bioject, it’s a device that’s been approved 1996. It’s been used with a variety of medications in a number of therapeutic areas.

And our strategy up to this point was to take a serial approach to try to identify a way to get it to our label. And to have this product hopefully, ultimately actively promoted through the sales force.

Up until this point in time, our initial study has been to establish the bioequivalence with the Bioject device and a standard injection system. That data was presented in December.

What we have now pending with the FDA, a protocol that not only presents our initial results for potential inclusion in the label, but also a protocol design that touches on - this study will do the direct comparison where we’ll have some hard data on the longer term safety and efficacy associated with the comparison of these two systems.

And I would venture to guess that once that protocol is approved, we’re probably going to be looking more towards the latter end of this year to the early part of ‘06 for any inclusion in our label.

Meg Malloy:	Okay. Thanks. So it would really be - is a function of the results of that study?

Steven Skolsky:	Yeah. And the other thing I’d point out is the device is currently available. And patients that are interested in it, as well as physicians, are encouraged to contact Chronimed or Bioject directly.

Meg Malloy:	Okay. Thank you.

Operator:	Once again ladies and gentlemen, in order to ask a question, please press star followed by the number 1 on your telephone keypad.

You have no further questions at this time.

Steven Skolsky:	Well again, I want to thank you all for listening in on the call. As you know, this is the first time that we’ve provided guidance. And we look forward to speaking with all of you individually.

Operator:	That concludes this evening’s Trimeris Fourth Quarter 2004 Earnings conference call. You may now disconnect.

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